UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2022

UNITED STATES ANTIMONY CORPORATION
(Exact name of registrant as specified in its charter)

Montana	33-00215	81-0305822
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 643 Thompson Falls, Montana	59873
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (406) 827-3523

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors;

(d) Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

U. S. Antimony is very pleased to announce two newly-appointed directors, John Gustavsen, CEO and Timothy Hasara.

John C. Gustavsen. Mr. Gustavsen graduated from Rutgers University in 1970 with a BS in chemistry and started work for Harshaw Chemical Company’s plant in Gloucester City, NJ (purchased by Amspec Chemical Corporation in 1983), a major producer of antimony trioxide. Mr. Gustavsen took engineering courses at Drexel University from 1976 through 1980, and became president and treasurer of the company in 1983. He attended several accounting and financial seminars, took Chinese and Japanese language courses at the University of Pennsylvanian, and was promoted CEO in 1990. Mr. Gustavsen designed a new type of production furnace for antimony trioxide that eventually produced 20 million pounds of antimony trioxide per year. Mr. Gustavsen is conversant in Spanish, and other languages, and travelled to many countries as part of his duties as CEO/President of Amspec Chemical Corporation. Mr. Gustavsen came to work at United States Antimony Corporation in October of 2011.

Timothy Hasara is the Founder and Managing Partner of Sinnet Capital Management since 2021, a Microcap value fund. Prior to Sinnet Capital, Mr. Hasara spent 27 years at Kennedy Capital Management where he managed an Institutional Microcap Fund with over $1 Billion in assets. Additionally, Mr. Hasara serves as Treasurer and Executive Board member of St. Patrick’s Center, a large non for profit serving the homeless in St. Louis. Mr. Hasara has a Bachelor’s Degree in Business Administration from the University of Notre Dame and a Master’s Degree in Management from John Hopkins University.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 04, 2022
UNITED STATES ANTIMONY CORPORATION

	By:	/s/ John C. Gustavsen
John C. Gustavsen
C. E. O.

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